Exhibt 99.1

PRESS RELEASE | No. 1472

Editorial Contact:	Jeff Nolan

Director, Global Marketing Communications

+1 (650) 549-4062

Jeff.Nolan@coherent.com

For Immediate Release:

Coherent Appoints Andy Mattes as new CEO

SANTA CLARA, Calif., April 6, 2020 /PRNewswire/ -- Coherent, Inc. (NASDAQ: COHR) and its Board of Directors has named Andreas “Andy” W. Mattes, previously senior advisor at McKinsey & Company and president and chief executive officer of Diebold Nixdorf, as the company’s new President and Chief Executive Officer and a member of the Board of Directors, effective immediately. Today’s appointment follows the announcement a year ago that John R. Ambroseo, PhD will retire from his positions as President and Chief Executive Officer and member of the Board no later than April 2021. John Ambroseo will transition to become a Special Advisor to the company until the end of next year, ensuring a smooth and successful transition. On Andy Mattes’ recommendation, Coherent’s Board of Directors has also appointed Mark Sobey, PhD, a 13-year senior executive of the company, as Coherent’s new Executive Vice President and Chief Operating Officer, effective immediately.

“Following an extensive and thorough search, we are delighted to welcome Andy Mattes as Coherent’s new CEO, ushering in an exciting new chapter of the company’s long and storied history”, said Garry Rogerson, PhD, Coherent’s Chairman of the Board. “Andy is a proven leader and has significant experience running and growing global technology businesses, including hardware, software and services. His strategic experience and leadership skills coupled with Mark Sobey’s deep industry knowledge, supported by our experienced senior staff, provides us with the right executive leadership to drive this next chapter for our business.”

Garry Rogerson added, “We are extremely grateful for John Ambroseo’s steadfast leadership and commitment to Coherent throughout his three decades at the company. During his tenure as CEO, Coherent became a technology innovator and market leader in the laser industry, and we thank John for all he has done over the past 18 years as CEO to bring us to where we are today. I am looking forward to working closely with Andy Mattes in the years to come.”

Andy Mattes, a US-German national, is an experienced global technology business executive with over 30 years of management experience. He most recently served as a Senior Advisor at McKinsey & Company, where he focused on advising international businesses on high-impact transformations, agile change and positioning companies for growth. Prior to this, Andy Mattes served as President and CEO of publicly traded Diebold Nixdorf, a multinational financial and retail technology company. Under his leadership, Diebold Nixdorf became the largest ATM provider worldwide, through a re-shifting of the company’s focus to services and software along with the successful execution of one of the largest US-German cross-border corporate mergers. Prior to this, he spent more than five years in executive leadership positions at Hewlett Packard, including leading worldwide sales and running the Americas enterprise services business, and over 20 years at Siemens AG. He has also served on numerous boards of private and public technology companies over the past 20 years.

“I am honored to have the opportunity to lead this exceptional company and am confident that we will reemerge stronger when markets return back to normal,” said Andy Mattes. “Together with Coherent’s management team, I will be focused first and foremost on ensuring the safety and well-being of our employees and reinforcing the company’s strong balance sheet. Longer-term, I look forward to working closely with the Board and management to build upon the leading position Coherent has in the industry and to explore additional opportunities for Coherent’s leading-edge technology to drive growth and innovation.”

About Coherent

Founded in 1966, Coherent, Inc. is one of the world’s leading providers of lasers and laser-based technology for scientific, commercial and industrial customers. Our common stock is listed on the Nasdaq Global Select Market and is part of the Russell 1000 and Standard & Poor’s MidCap 400 Index. For more information about Coherent, visit the company's website at www.coherent.com for product and financial updates.